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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29911) pertaining to the Employee Stock Purchase Plan of Waterlink, Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink, Inc. 1997 Omnibus Incentive Plan of our report dated November 1, 2002 (except for Note 17, as to which the date is December 5, 2002), which contains an explanatory paragraph with respect to a going concern uncertainty, with respect to the consolidated financial statements of Waterlink, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2002.




ERNST & YOUNG LLP


Canton, Ohio
December 9, 2002